Plymouth Industrial REIT, Inc.
Q1 2018 Earnings Conference Call
May 4, 2018 at 10:00 AM Eastern

CORPORATE PARTICIPANTS

Jeff Witherell – Chairman and Chief Executive Officer

Pen White – President and Chief Investment Officer

Dan Wright – Executive Vice President and Chief Financial Officer

Tripp Sullivan – Investor Relations

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT First Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press star (*), then one (1) on your touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan, Investor Relations. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company’s results for the first quarter of 2018. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; and Dan Wright, Executive Vice President and Chief Financial Officer.

Our results were released yesterday afternoon in our earnings press release, which can be found on the Investor Relations section of our website along with our form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through May 11, 2018. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, May 4, 2018, and will not be updated subsequent to this call.

During this call certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risks and other information disclosed in the company’s filings with the SEC. We will also discuss certain non-GAAP measures, including but not limited to FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I will now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone. In addition to Pen and Dan, Jim Connolly, who heads up our Asset Management and Anne Hayward, our general counsel, are also with us today.

Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern

This quarter was relatively quiet for us in terms of announced transactions, especially compared with the number of transactions completed in the third and fourth quarters but it was an important quarter nonetheless. We made great strides in leasing, putting in place long-term financing at attractive rates, and building out our acquisition pipeline. With the acquisitions completed last month, we were also able to raise our 2018 guidance. So let’s first talk about leasing. We had a total of 174,000 square feet of leases commence in the first quarter that were greater than six months in duration. Those leases on average had an 11.3% increase in rental rates and that’s on a cash basis. Of this amount, 147,000 square feet were renewal leases and 27,000 square feet were new leases. At quarter end, our occupancy was just over 91%, which obviously reflects the fact that 3500 Southwest Boulevard in Columbus was vacant on an economic basis as of March 31st. That Columbus lease was about 527,000 square feet leased to Stonecrop Technologies to commence on April 23rd and brings the occupancy back up to 96%. We talked about that lease signing on the last call, but that was a major accomplishment by our team to get that space re-leased so quickly and minimize the downtime ahead of our original mid-2018 target.

Looking across the balance of the portfolio, though, it’s worth recalling that several of the properties we added in the past few quarters were acquired to be able to lease-up and increase their value. On a stabilized basis, we would expect our occupancy percentage to regularly be in the high 90s.

Another major accomplishment for us in the quarter was the work we did on the capital structure. Earlier in the year, we had locked up the rate on a new $21.5 million mortgage with Minnesota Life Insurance. The ten-year loan has an attractive fixed rate of 3.78% and is secured by seven of our industrial properties. Earlier this week we closed on this loan and we used the loan proceeds to pay down the outstanding borrowings on the KeyBank credit facility.

We also have a commitment and a rate lock from another life lender to refinance the short-term $79.8 million loan secured by the 15-property Goldman Sachs portfolio with a longer fixed-rate mortgage with a spread of about 140 basis over the ten-year treasury. When you add in the fact that we expanded our KeyBank credit facility to $45 million during the quarter, we believe we have accomplished quite a lot to improve our access to a debt capital and lock in attractive long-term rates.

On the acquisition front, we closed on two properties in Chicago that expanded our presence in that market and Pen will give you some color on those deals. And I’d like to note that with this work on the capital structure and the recent acquisitions, we raised our NOI guidance to $28.9 million to $29.8 million for 2018. We are still on target to begin giving FFO guidance later in the year and, more importantly, being in a position to have our FFO cover the quarterly dividend in the fourth quarter.

I’m pleased with what the team has accomplished so far in putting the capital to work in an expeditious manner. Our growth trajectory is fairly evident. We’re working hard to translate that growth into better recognition by the Street and better returns for all of our shareholders. This is a tremendous time for industrial product. I think we’ve seen that enthusiasm lately here with the Prologis/DCT deal. With the economy continuing to grow and very little in the way of new construction with competing properties coming online in our targeted markets, we believe we are well positioned.

I’m going to turn the call over to Pen and he can talk a little bit about our acquisitions activity and the pipeline.

Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern

Pen White

Thanks, Jeff. Good morning everybody. We followed up a very busy fourth quarter with continued activity on our pipeline and taking care of our largest lease expirations. The two are intertwined for us, as we have actively sought to acquire properties with only a few years remaining on respective lease terms in order to substantially roll up the rents, providing both solid current cash flows and additional growth. We saw that strategy play out in the first quarter as we experienced an 11.3% increase on a cash basis for leases that commenced in the quarter. The Stonecrop Technology lease that Jeff just mentioned was signed in March but it did not commence until April 23rd. As that was a slight roll down, due to the nature of that lease and its size, it will have a positive outsized impact on the second quarter leasing results, as that was a major win for us to get that space re-leased as quickly as we did. Overall, we believe the mark-to-market on our entire portfolio on average is in the range of 6% to 8%, providing a nice cushion of embedded growth for future years.

Our activity also led to sourcing another attractive expansion of our presence in Chicago. In mid-April we acquired a 237,000 square foot single-tenant Class B industrial building in North Kane County’s submarket and a 33,000 square foot industrial building in northwest Cook County’s submarket. The former is leased to a global packaging company until April of 2027. It not only provides a measure of stability to our cash flows, but also comes with additional land, enabling us to expand the building. And the building in Northwest Cook County is leased to a single tenant as well with a term that expires in April of 2022. Both of these submarkets are strong with low current vacancy and similar to others we have targeted with strong tenant demand, access to skilled labor, and near desirable suburbs. There are few properties in these submarkets that can offer the extra land that is coveted by last-mile tenants and that was another added benefit we saw in adding these to our portfolio.

As it stands today, our pipeline is currently about $240 million in size. We remain focused on our existing markets with one-off transactions and small portfolios, such as the two we just closed in Chicago. So Chicago, Atlanta, Cincinnati, Columbus, and Indianapolis continue to be our top targets with Class B as well as Class A industrial and some flex properties comprising most of the pipeline. Cap rates for new deals have remained fairly consistent with our targeted ranges, and we continue to have a number of discussions with potential sellers about UPREIT transactions. The move in interest rates has yet to cause any inflection in sellers’ expectations one way or the other, but our outlook on sourcing the type of industrial product in the markets we’ve targeted and at the initial returns we want is as bullish as it’s ever been.

So at this point I’m going to turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Pen. The first quarter results put us squarely on track for our full-year outlook and reflect the impact on our financial performance from putting the capital to work. Prior year comparisons are still not very meaningful, due to the vastly different capital structure, so I will focus my comments on the current period and sequential comparisons where appropriate.

Turning to the first quarter performance, I would note that our net loss was $1.38 per weighted average share, down slightly from the fourth quarter and up from the prior year. The year-over-year increase in net loss was primarily due to an increase in depreciation and amortization expense of $3.8 million, due to the substantial acquisition activity, a $1.0 million increase in interest expense, also associated with debt incurred as part of those acquisitions, and an increase in property operating expenses for same-store properties of approximately $400,000. That was primarily due to the 3500 Southwest Boulevard that Pen and Jeff have both commented on now recently back in the lease structure. Increased general and administrative expenses of $200,000 from noncash compensation costs, and slightly higher professional fees related to public company requirements of approximately $200,000.

Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern

NOI increased to $7 million compared with $5.3 million in the fourth quarter and $3.5 million in the prior year period, as anticipated due to the acquisitions offset partially by higher property expenses. EBITDA was $6.1 million compared with $3.2 in the fourth quarter and $2.8 million in the prior year period as a result of the acquisitions, again partially offset by higher G&A costs and property expenses. FFO attributable to common stock and operating partnership unit holders was $0.27 for the quarter compared with a loss of $0.17 in the fourth quarter and negative $0.40 per share in the prior year period. AFFO was $0.05 per share, consistent with the fourth quarter and down from $1.48 per share the prior year as we incurred planned higher nonrecurring capital expenditures and incurred the leasing commissions for the 500,000 square-foot lease executed to replace Pier One at 3500 Southwest Boulevard.

Turning to our guidance, we’ve raised out outlook for 2018 to account for the two acquisitions in Chicago as well as reflecting some higher fees and ongoing compliance as a public reporting company. Total revenues for 2018 are now estimated to be in the range of $44.8 million to $45.6 million and NOI estimated to be in the range of $28.9 million to $29.8 million. G&A expenses for the year are estimated to be in the range of $4.6 million to $5.4 million, including noncash expenses of approximately $800,000 to $1 million to account for stock-based compensation and any changes in the fair value of issued warrants. Depreciation and amortization will increase due to the addition of $189 million of acquisitions that we have completed since mid-2017. As we noted last quarter, we plan to begin providing FFO guidance toward the end of the year and expect that FFO will begin to cover our dividend in the fourth quarter and AFFO will follow accordingly in terms of dividend coverage.

I will be happy to answer any additional questions on this commentary during the question-and-answer period. We are now ready to take questions, operator. Thank you.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question please press star (*), then two (2).

At this time we will take a question from Barry Oxford with D.A. Davidson.

Barry Oxford

Great, thanks guys. A couple questions. When I’m looking at your AFFO and I’m looking at your straight line and CapEx, those numbers jumped up. Is that, I’m going to assume that’s a function of the Stonecrop lease, the fact that you probably had TIs and commissions and straight lines, adjustments with that lease, but should that moderate back down in 2Q and 3Q? How should I think about the forward quarters when I’m thinking about AFFO?

Dan Wright

Ah, this is Dan Wright. Barry, to address your question, I think if you’re looking at the recurring CapEx expenses of some $992,000, included in that number is approximately $433,000 of leasing commissions for 3500 Southwest. Obviously, that’s not something that’s an unusual event. The good news is it occurred in the first quarter instead of the second quarter as we had originally anticipated. But going forward, I would not expect to see that. There were also additional tenant improvements of some $260,000 across the portfolio that would also be related strictly to ongoing leasing. There will be some of that going forward, but not to that degree. Much like the commissions, a lot of that will go back down to more ongoing normal levels, if you will, just given the nature of the buildings.

Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern

Barry Oxford

Okay. Perfect, perfect. That makes sense. And then, you know, I guess a bigger picture question from the $240 million pipeline, you know, could you give me a little color about how close maybe some of those are to closing? Where are you in the timeframe? And then, you know, Jeff, if you could speak a little bit to the financing of this pipeline, you know, for modeling purposes.

Pen White

Hi Barry, Pen here.

Barry Oxford

Hi Pen.

Pen White

I can’t give you a lot of guidance on the future acquisitions. We’re obviously working a number of different acquisitions as you might suspect and obviously, when it comes to financing, talking to the usual suspects, the usual banks, not unlike the ones we just were talking to and in relation to the financing deal that we just closed. But needless to say, we are being quite active and will remain active throughout this quarter and the rest of the year.

Barry Oxford

Great, great. Thanks guys. I appreciate it. Really, really good quarter. Hope the stock price reacts positively here. Thanks.

Jeff Witherell

Same here. Thanks, Barry.

Operator

The next question comes from John Benda with National Securities Corp.

John Benda

Hi, good morning guys. How are you doing today?

Jeff Witherell

Great, John.

John Benda

So quickly, in the prepared comments you offered some commentary around mark-to-market value for the portfolio, and what was it, around 8% to 12%? Could you just speak a little bit more on how you arrived at that figure and what…

Pen White

Hi John. Pen here. How are you?

John Benda

Good.

Pen White

I think that we talked about 6% to 8% of embedded growth, is that what you’re referring to?

John Benda

Yes. Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern

Pen White

Yes, that’s on average, that on what some people call it same-store sales but we call it embedded growth, and that’s an average based on what we expect, looking at our entire portfolio, and I think we feel very comfortable with that range, especially given the fact that the first quarter saw that 11%, 11.3% to be specific, jump in rental rates.

John Benda

Okay. And then on some

Jeff Witherell

Hi John, I was just going to say, on a portfolio this size, right, I mean, so you’ve got to contrast us with, you know, at 10 million square feet versus 100 million square feet, the lines are going to bounce around probably a little bit more. Like I mentioned 11, we’re now feeling better at 6 to 8, but, you know, all those numbers are really good numbers, right? So, it’s just it’s not as smooth as you’d have it in a much bigger portfolio.

John Benda

Yes, that makes sense. And then, you know, on the rest of the expirations for 2018, I see, we came up with 175,000 so far, and there’s about 1 million left. Can you offer some commentary on those renewals that are under way and maybe even, has any tenant for 2019 approached you?

Jeff Witherell

What was the last comment?

John Benda

I was wondering if you could offer some commentary on the rest of the 2018 lease expirations, how they’re shaping up, and if anyone from 2019 has approached you for renewal, since we’re five months into the year now?

Pen White

Okay, yes. The answer is yes on the 2019. We’re working with a couple of tenants on renewals already. In addition, I would say most of the expirations will be dealt with this year and there will be no, or very minor impact on vacancy in the later part of the year.

John Benda

I see. So you’re saying most are going to choose to renew and maybe one or two are going to exit the lease, is that what you’re saying?

Pen White

Correct. And those properties that may, they may exist, we’ve already got some tenants lined up and working on leases.

John Benda

All right, great. Thank you.

Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern

Jeff Witherell

So there’s a lot of activity, John, as you can imagine. I mean, just to give you some color, we, the way we look at ourselves is, as we’ve talked about since the IPO, is a true real estate operating company, right? I mean, our asset managers are heavily involved, you know, with our property managers, some of which are in house now and we have a very active structure, as guess that’s the best way to say it, when it comes to lease renewals, working with new tenants, and what have you, and working with the brokers.

Penn, myself, and Jim Connolly were in Columbus last week. We were all, except for properties, you know, working on different things. So we’re very active in that. Sometimes it’s a little bit of a game of chess, who we want to move around, how we want to do things, but we’re very active on that and we’ll tell you that right now everything is very positive.

John Benda

All right, great. And then just quickly, if I can, on the pipeline, can you talk about the geographic distribution of the pipeline?

Pen White

Yes, it’s not going to waver too much from what I’ve said in the past, John, but typically it’s the, call it the eastern half of the country, more specifically it’s in the markets that we’re already in, as I mentioned earlier. You know, Chicago, the three markets in Ohio, Memphis, Atlanta. I think we’re going to be looking at some acquisitions, potential acquisition activity in the southeast quadrant of the country, where we see some economic drivers that are quite appealing. But as I mentioned earlier and I’m, not to be redundant here, but we are very busy on the acquisition front. So I see some positive signs ahead for us.

John Benda

All right, great. Thank you very much.

Jeff Witherell

Thank you, John.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Jeff Witherell for any closing remarks.

CONCLUSION

Jeff Witherell

Thank you. Thank you all for joining us this morning. We’re going to be at NAREIT beginning of June, which is next month, so we look forward to seeing you folks there. And if anybody has any questions that they would like to have us follow up on later today, we’re available. Thanks again and we’ll talk to you next quarter.

Operator

This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Plymouth Industrial REIT

May 4, 2018 at 10:00 AM Eastern